Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | WARRANTS

ELKS® Citigroup Funding Inc. Medium-Term Notes, Series D Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.	Equity LinKed Securities % Per Annum ELKS Based Upon SPDRs of the SPDR® S&P 500® ETF Due 2009 $10.00 per ELKS

OFFERING SUMMARY

No. 2009 – MTNDD375

(Related to the ELKS Product Supplement Dated February 18, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

February 24, 2009

2  |   ELKS®

ELKS®

Based Upon SPDRs of the SPDR® S&P 500® ETF Equity LinKed Securities Due 2009

This offering summary represents a summary of the terms and conditions of the ELKS. It is important for you to consider the information contained in this offering summary, the ELKS product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the ELKS. The description of the ELKS below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the ELKS set forth in the ELKS product supplement. For purpose of this offering summary, the terms “Exchange Traded Fund shares” and “underlying shares” in the ELKS product supplement mean the SPDRs of the SPDR® S&P 500® ETF. Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below have the meanings given them in the ELKS product supplement.

Overview of the ELKS®

General

Equity LinKed Securities, or ELKS®, are equity-linked investments that offer current income as well as limited protection against the decline in the price of the shares on which the ELKS are based. The ELKS Based Upon SPDRs of the SPDR® S&P 500® ETF have a maturity of approximately six months and are issued by Citigroup Funding Inc. Some key characteristics of the ELKS include:

■

Fixed Coupon. The ELKS pay a fixed coupon, with a yield greater than both the current dividend yield of the Underlying Equity and the yield that would be payable on a conventional debt security of the same maturity issued by Citigroup Funding. The ELKS will pay a coupon on the Maturity Date equal to approximately 9.00% to 12.00% per annum (approximately 4.50% to 6.00% per six months on a simple interest basis) (to be determined on the Pricing Date).

■

No Principal Protection. While the ELKS provide limited protection against the decline in the price of the Underlying Equity, the ELKS are not principal protected. For each ELKS you hold at maturity, you will receive either (a) a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or, if you elect, the cash value of those shares based on the closing price of the Underlying Equity on the Valuation Date), if the price of the Underlying Equity is less than or equal to the Downside Threshold Price (to be determined on the Pricing Date) at any time from the

Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), or (b) $10 in cash. Thus, if you receive shares of the Underlying Equity at maturity (or, if you elect, the cash value of those shares) and the price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of those shares) is less than the Initial Equity Price, the amount you receive at maturity for each ELKS will be less than the price paid for each ELKS and could be zero.

■

No Participation in the Growth Potential of the Underlying Equity. In return for receiving the fixed coupon and limited protection against a decline in the price of the Underlying Equity, you give up participation in any increase in the price of the Underlying Equity during the term of the ELKS (except in limited circumstances). Also, you will not receive dividends or other distributions, if any, paid on the Underlying Equity or the stocks included in the Underlying Equity.

The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed.

ELKS®  |  3

The ELKS are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Types of Investors

The ELKS may be an appropriate investment for investors seeking relatively high current income who are also willing to accept risk to the principal invested. Such investors may include:

■	Income-oriented equity investors

■	Investors with moderate return expectations for the Underlying Equity who also seek limited protection against loss

■	Current or prospective holders of the Underlying Equity

■	Investors in convertible securities who are willing to risk principal

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.125 for each $10.000 ELKS sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.100 from this underwriting fee for each ELKS they sell. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.100 for each ELKS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution” below and “Risk Factors Relating to the ELKS” and “Plan of Distribution” in the accompanying ELKS product supplement related to this offering for more information.

4  |   ELKS®

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Equity LinKed Securities (ELKS®) Based Upon SPDRs of the SPDR® S&P 500® ETF Due 2009.
Underlying Equity:	SPDRs of the SPDR® S&P 500® ETF (NYSE Arca symbol: “SPY”).
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	A2/A (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the ELKS; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None.
Principal Amount Issued:	$ .
Pricing Date:	March , 2009.
Issue Date:	Three Business Days after the Pricing Date.
Valuation Date:	Three Business Days before the Maturity Date.
Maturity Date:	Approximately six months after the Issue Date.
Issue Price:	$10 per ELKS.
Coupon:	Approximately 9.00% to 12.00% per annum (approximately 4.50% to 6.00% per six months on a simple interest basis) (to be determined on the Pricing Date), paid on the maturity date and computed on the basis of a 360-day year of twelve 30-day months.
Coupon Payment Date:

                        , 2009.

Any coupon payment on an ELKS required to be made on a date, including the stated Maturity Date, that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payment will be payable to the persons in whose name the ELKS are registered at the close of business on the third Business Day preceding the relevant Coupon Payment Date.

Composition of Coupon Payment:

The total coupon of approximately $0.45 to $0.60 (to be determined on the Pricing Date), will be composed of interest in the amount of $                 and an option premium in the amount of $                     .

For additional information on the composition of coupon payments, see “Certain United States Federal Income Tax Considerations—U.S. Holders” in this offering summary.

Amount Received at Maturity:

For each $10 ELKS:

(1) a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the closing price of the Underlying Equity on the Valuation Date), if the trading price of the Underlying Equity any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) declines by approximately 25% (to be determined on the Pricing Date) or more, or

(2) $10 in cash.

Cash Election Right:

You may elect to receive from Citigroup Funding for each ELKS you hold on the Maturity Date the cash value of the shares of the Underlying Equity you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 Business Days before the Maturity Date and no later than 5 Business Days before the Maturity Date.

You should refer to the section “Description of the ELKS—Determination of the Amount to be Received at Maturity” in the ELKS product supplement for more information about the Cash Election Right.

Equity Ratio:	The number of shares of the Underlying Equity per ELKS equal to $10 divided by the Initial Equity Price (actual ratio to be determined on the Pricing Date).
Initial Equity Price:	$ , the closing price of the Underlying Equity on the Pricing Date.
Downside Threshold Price:	$ , approximately 75% (to be determined on the Pricing Date) of the Initial Equity Price.

Listing:	The ELKS will not be listed on any exchange.
CUSIP Number:
Calculation Agent:	Citigroup Global Markets Inc.

Purchase Price and Proceeds to Issuer:		Per ELKS	Total
	Public Offering Price:	$10.000	$
	Underwriting Discount (including the Sales Commission described below):	$0.125	$
	Proceeds to Citigroup Funding Inc.:	$9.875	$
Sales Commission Earned:	$0.100 per ELKS for each ELKS sold by a Smith Barney Financial Advisor.

ELKS®  |  5

Benefits of the ELKS

■

Current Income. The ELKS pay a coupon on the Maturity Date with a yield set at a rate that is currently greater than both the anticipated dividend yield on the Underlying Equity and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

■

Protection Against Loss in Limited Circumstances. At maturity, you will receive your original investment in the ELKS even if the price of the Underlying Equity has declined from the Initial Equity Price, as long as the price does not decline to less than or equal to the

Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date. In this case, you will not suffer the same loss that a direct investment in the Underlying Equity would produce. However, if at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity is less than or equal to the Downside Threshold Price, the amount you receive at maturity may be less than your initial investment and could be zero.

Key Risk Factors

An investment in the ELKS involves significant risks. While some of these risks are summarized below, please review “Risk Factors Relating to the ELKS” in the ELKS product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks.

■

Potential for Loss. The amount you will receive at maturity on the ELKS will depend on the price of the Underlying Equity during the term of the ELKS up to and including the Valuation Date. If, at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price, and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than the Initial Equity Price, the amount you receive at maturity will be less than your initial investment in the ELKS and could be zero.

■

Volatility of the Price of the Underlying Equity. Volatility is the term used to describe the size and frequency of market fluctuations in the price of the Underlying Equity. Because the amount of your return on the ELKS at maturity, if any, depends upon the price of the Underlying Equity (including intra-day) during the term of the ELKS up to and including the Valuation Date and may be based on the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio), the volatility of the price of the Underlying Equity may result in your receiving an amount at maturity that is less than your initial investment in the ELKS and could be zero. Although past price volatility is not indicative of future price volatility, see “Description of the SPDR® S&P 500® ETF—Historical Data on the SPDRs” and “—Graph of Historical Trading Price Information” in this offering summary for more information on the historical prices of the Underlying Equity.

■

Appreciation May Be Limited. You will not participate in any appreciation in the price of the Underlying Equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the price of the Underlying Equity at any time (including intra-day) during the term of the ELKS up to and including the

Valuation Date declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price and (ii) the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the Underlying Equity, or on a direct investment in the Underlying Equity, if the price of the Underlying Equity at maturity (or on the Valuation Date, as applicable) is significantly greater than the Initial Equity Price but you do not receive shares of the Underlying Equity (or the cash value of those shares) at maturity.

■

Potential for a Lower Comparative Yield. If the price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Share Ratio) is less than approximately $         (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding with a comparable maturity.

■

Relationship to the Underlying Equity. You will have no rights against the SPDR® S&P 500® ETF or its publisher or any issuer of any stock included in the Underlying Equity even though the market value of the ELKS and the amount you will receive at maturity depend on the price of the Underlying Equity. None of the SPDR® S&P 500® ETF or its publisher or any issuer of any stock included in the Underlying Equity is involved in the offering of the ELKS and has any obligations relating to the ELKS. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the

6  |   ELKS®

Underlying Equity unless and until you receive shares of the Underlying Equity at maturity.

■

Exchange Listing and Secondary Market. The ELKS will not be listed on any exchange. There is currently no secondary market for the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. Although Citigroup Global Markets intends to make a market in the ELKS, it is not obligated to do so.

■

Resale Value of the ELKS May Be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on shares of the Underlying Equity or on the stocks included in the Underlying Equity, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the ELKS may trade at prices below their initial issue price of $10 per ELKS. You could receive substantially less than the amount of your initial investment upon any resale of your ELKS.

■

The Trading Price of the Shares of the Underlying Equity May Not Completely Track the Value of the S&P 500® Index. Although the trading price of the shares of the Underlying Equity is generally expected to mirror the characteristics and valuations of the S&P 500® Index, the trading price of the Underlying Equity may not completely track the value of the S&P 500® Index. The trading price of the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the S&P 500® Index. Additionally, it is possible that, for a short period, the Trust may not fully replicate the performance of the S&P 500® Index due to the temporary unavailability of certain stocks underlying the S&P 500® Index in the secondary market or due to other extraordinary circumstances. See “Description of the SPDR® S&P 500® ETF” in this offering summary.

■

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the ELKS. Further, Citigroup Funding expects to hedge its obligations under the ELKS through the trading of the Underlying Equity or the stocks included in the Underlying Equity or other instruments, such as options, swaps or futures, based upon the Underlying Equity or the stocks included in the Underlying Equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the ELKS may result in a conflict of interest.

■

The United States Federal Income Tax Consequences of the ELKS Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement, and that any such guidance could have retroactive effect.

■	Citigroup Inc. Credit Risk. The ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS.

Description of the SPDR® S&P 500® ETF

General

SPDR® S&P 500® Fund

According to publicly available documents, the SPDR® S&P 500® Fund is an investment portfolio that makes up the SPDR Trust, Series 1 (the “Trust”), a unit investment trust created under the laws of the State of New York and registered under the Investment Company Act of 1940. The Trust was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P 500® Index. Each unit of fractional undivided interest in the Trust is referred to as a Standard & Poor’s Depositary Receipt (“SPDR”). The Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, the Trust files reports (including its Annual Report to Shareholders on Form N-30D for the year ended September 30, 2008 and other information) with the SEC. The Trust’s reports and other information are available to the public on the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus

ELKS®  |  7

Summary—Where You Can Find More Information” in the prospectus related to this offering.

The SPDRs intend to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The Trust holds stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the S&P 500® Index, State Street Bank and Trust Company (the “Trustee”) adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500® Index. The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the S&P 500® Index. Generally, any change in the identity or weighting of a stock included in the S&P 500® Index will result in a corresponding adjustment to the prescribed Portfolio deposit effective on the business day following the day on which the change to the S&P 500® Index takes effect. The value of SPDRs fluctuates in relation to changes in the value of the Portfolio. The market price of each individual SPDR may not be identical to the net asset value of such SPDR but, historically, these two valuations have been very close. It is possible that, for a short period, the Trust may not fully replicate the performance of the S&P 500® Index due to the temporary unavailability of certain stocks underlying the S&P 500® Index in the secondary market or due to other extraordinary circumstances. Additionally, although the market price of the SPDRs is generally expected to mirror the characteristics and valuations of the S&P 500® Index, the price of the SPDRs may not completely track the value of the S&P 500® Index because the SPDRs will reflect transaction costs and fees that are not included in the calculation of the S&P 500® Index.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of the Trust’s publicly available documents and has not made any due diligence investigation or inquiry of the Trust in connection with the offering of the ELKS. We make no representation that the publicly available information about the Trust is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. The Trust is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

The S&P 500® Index

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this offering summary, including its composition, method of calculation and changes in components, from S&P, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of January 30, 2009, the common stocks of 411 of the 500 companies included in the S&P 500® Index were listed on the NYSE. As of January 30, 2009, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 77% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of January 30, 2009, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (8.2%), Consumer Staples (12.8%), Energy (14.1%), Financials (10.7%), Health Care (15.9%), Industrials (10.6%), Information Technology (16.2%), Materials (3.0%), Telecommunication Services (3.7%) and Utilities (4.6%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE ELKS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

8  |   ELKS®

Historical Data on the SPDRs

The SPDRs have been listed on NYSE Arca under the symbol “SPY” commencing February 24, 2009. The SPDRs were previously listed on NYSE Alternext US. The following table sets forth, for each of the quarterly periods indicated, the high and the low intra-day sales prices for the SPDRs, as reported on NYSE Arca, as well as the cash dividends paid per SPDR of the Trust.

According to the Trust’s Form N-30D for the year ended September 30, 2008, as of September 30, 2008, there were 797,825,573 SPDRs issued and outstanding.

Holders of ELKS will not be entitled to any rights with respect to the SPDRs (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving SPDRs at maturity, if applicable.

	High	Low	Dividend
2004
Quarter
First	$116.58	$108.55	$0.5156
Second	115.07	107.77	0.3948
Third	114.05	106.29	0.4138
Fourth	121.66	109.05	0.8198
2005
Quarter
First	123.25	116.27	0.5679
Second	121.91	113.55	0.4671
Third	124.74	118.28	0.4876
Fourth	128.08	116.88	0.5217
2006
Quarter
First	131.47	124.40	0.6717
Second	132.77	122.34	0.5195
Third	133.98	122.49	0.5555
Fourth	143.24	132.66	0.5793
2007
Quarter
First	146.39	136.75	0.7927
Second	154.40	140.89	0.5513
Third	156.00	137.00	0.6556
Fourth	157.52	140.66	0.7187
2008
Quarter
First	146.99	126.00	0.7754
Second	144.30	127.04	0.6420
Third	131.50	110.97	0.6692
Fourth	116.69	74.35	0.6909
2009
Quarter
First (through February 23)	94.45	74.59	0.7193

The closing price of the SPDRs on NYSE Alternext US on February 23, 2009 was $74.65.

ELKS®  |  9

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the SPDRs, as reported on NYSE Arca, from January 2, 2004 to February 23, 2009. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the SPDRs are not indicative of future closing prices of the SPDRs. This graph does not reflect intra-day pricing.

10  |  ELKS®

Hypothetical Amounts Payable at Maturity

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

■	Issue Price: $10.00 per ELKS

■	Coupon: 5.25% for the six-month term of the ELKS (10.50% per annum), payable at maturity ($0.53 per ELKS total)

■	Initial Equity Price: $80.00 per SPDR of the Trust

■	Annualized current regular dividend yield of the Trust: 3.50%

■	Equity Ratio: 0.12500 SPDRs per ELKS

■	Maturity Date: Six months after the Issue Date

■

At maturity, whether investors receive SPDRs or their initial investment ($10.00 per ELKS) depends on whether the SPDRs have declined by 25% or more to $60.00 or less at any time (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date.

■	When applicable, the holder of the ELKS will not elect to receive the cash value of the SPDRs equal to the Equity Ratio.

■	The closing price of the SPDRs on the Valuation Date is the same as the closing price on the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you will receive at maturity will depend on the actual Initial Equity Price, the percentage decline from the Initial Equity Price, which will determine whether you receive a fixed number of SPDRs at maturity (or the cash value of those shares at your election) instead of $10 and the change in the price of the SPDRs from the Initial Equity Price at any time during the term of the ELKS up to and including the Valuation Date.

Additionally, if you elect to receive the cash value of the SPDRs equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of the SPDRs on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of the SPDRs changes from the

Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of SPDRs at maturity equal to the Equity Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the closing price of the SPDRs changes from the Valuation Date to maturity.

Example 1: The lowest Trading Price of the SPDRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $60.40 per SPDR, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of the SPDRs at maturity is $64.00 per SPDR, which is less than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

■	Return on the SPDRs (excluding cash dividend payments): -20.00%

■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on the SPDRs (including cash dividend payments): -18.25%

■	Return on ELKS (including all coupon payments): 5.25%

Example 2: The lowest Trading Price of the SPDRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $60.40 per SPDR, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of the SPDRs at maturity is $80.00 per SPDR, which is equal to the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

■	Return on the SPDRs (excluding cash dividend payments): 0.00%

■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on the SPDRs (including cash dividend payments): 1.75%

■	Return on ELKS (including all coupon payments): 5.25%

ELKS®  |  11

Example 3: The lowest Trading Price of the SPDRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $60.40 per SPDR, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of the SPDRs at maturity is $96.00 per SPDR, which is greater than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

■	Return on the SPDRs (excluding cash dividend payments): 20.00%

■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on the SPDRs (including cash dividend payments): 21.75%

■	Return on ELKS (including all coupon payments): 5.25%

Example 4: The lowest Trading Price of the SPDRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $52.00 per SPDR, which is less than or equal to 75% of the Initial Equity Price, and the closing price of the SPDRs at maturity is $68.00 per SPDR, which is less than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): 0.12500 SPDRs (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $8.50.

■	Return on the SPDRs (excluding cash dividend payments): -15.00%

■	Return on ELKS (excluding all coupon payments): -15.00%

■	Return on the SPDRs (including cash dividend payments): -13.25%

■	Return on ELKS (including all coupon payments and the market value of the SPDRs): -9.75%

Example 5: The lowest Trading Price of the SPDRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $52.00 per SPDR, which is less than or equal to 75% of the Initial Equity Price, and the closing price of the SPDRs at maturity is $80.00 per SPDR, which is equal to the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): 0.12500 SPDRs (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $10.00.

■	Return on the SPDRs (excluding cash dividend payments): 0.00%

■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on The SPDRs (including cash dividend payments): 1.75%

■	Return on ELKS (including all coupon payments and the market value of the SPDRs): 5.25%

Example 6: The lowest Trading Price of the SPDRs at any time after the Pricing Date up to and including the third Trading Day before maturity is $52.00 per SPDR, which is less than or equal to 75% of the Initial Equity Price, and the closing price of the SPDRs at maturity is $88.00 per SPDR, which is greater than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): 0.12500 SPDRs (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $11.00.

■	Return on the SPDRs (excluding cash dividend payments): 10.00%

■	Return on ELKS (excluding all coupon payments): 10.00%

■	Return on the SPDRs (including cash dividend payments): 11.75%

■	Return on ELKS (including all coupon payments and the market value of the SPDRs): 15.25%

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Summary Chart of Hypothetical Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical Initial Equity Price (per SPDR)	$80.00	$80.00	$80.00	$80.00	$80.00	$80.00
75% of Hypothetical Initial Equity Price (per SPDR)	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00
Hypothetical Lowest Trading Price (per SPDR)	$60.40	$60.40	$60.40	$52.00	$52.00	$52.00
Is the Hypothetical Lowest Trading Price less than or equal to 75% of the Hypothetical Initial Equity Price?	No	No	No	Yes	Yes	Yes
Will 0.12500 SPDRs (the Hypothetical Equity Ratio) of the SPDR® S&P 500® ETF be delivered at Maturity?	No	No	No	Yes	Yes	Yes
Hypothetical Closing Price at Maturity (per SPDR)	$64.00	$80.00	$96.00	$68.00	$80.00	$88.00
Maturity Payment in cash or market value of the SPDR® S&P 500® ETF (excluding coupon payments) per ELKS	$10.00	$10.00	$10.00	$8.50	$10.00	$11.00
Maturity Payment in cash or market value of the SPDRs of the SPDR® S&P 500® ETF (including coupon payments) per ELKS	$10.53	$10.53	$10.53	$9.03	$10.53	$11.53
Return on the SPDRs of the SPDR® S&P 500® ETF (excluding cash dividend payments)	-20.00%	0.00%	20.00%	-15.00%	0.00%	10.00%
Return on ELKS (excluding coupon payments)	0.00%	0.00%	0.00%	-15.00%	0.00%	10.00%
Return on the SPDRs of the SPDR® S&P 500® ETF (including cash dividend payments)	-18.25%	1.75%	21.75%	-13.25%	1.75%	11.75%
Return on ELKS (including coupon payments)	5.25%	5.25%	5.25%	-9.75%	5.25%	15.25%

Certain United States Federal Income Tax Considerations

The following is a summary of certain federal income tax considerations of the purchase, ownership and disposition of the ELKS by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the ELKS product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations.”

All prospective investors (including tax-exempt investors) should refer to the ELKS product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the ELKS.

ELKS®  |  13

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract, at maturity you will purchase the SPDRs of the SPDR® S&P 500® ETF (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation. The summary below assumes such treatment, except where otherwise stated.

The coupon payment paid on the ELKS should be divided into two separate components for tax purposes: an interest component and an option premium component. Of the total coupon payable on the ELKS, it is expected that approximately 13% (to be determined on the Pricing Date) will be characterized as the interest component and approximately 87% (to be determined on the Pricing Date) will be characterized as the option premium component. These components should be taxed as follows:

■	You will be required to include any interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting.

■	You will not be required to include any option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS.

If you hold the ELKS until they mature:

■

If you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) your purchase price for the ELKS;

■

If you receive the SPDRs of the SPDR® S&P 500® ETF upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the SPDRs of the SPDR® S&P 500® ETF, and your tax basis in the SPDRs of the SPDR® S&P 500® ETF generally will equal your purchase price for the ELKS less the amount of the entire option premium.

If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash received at disposition and the option premium previously received, if any (but not including any interest payment), and (y) your purchase price for the ELKS.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to include the entire coupon on the ELKS as ordinary income. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the SPDRs of the SPDR® S&P 500® ETF or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the ELKS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Non-U.S. Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”), the interest payment made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form).

Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a Non-U.S. Holder should generally not be subject to U.S. federal income tax if:

1.	Such gain is not effectively connected with a U.S. trade or business of such holder, and
2.	In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

14  |  ELKS®

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the ELKS.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the ELKS product supplement for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of ELKS (             ELKS) at $9.875 per ELKS, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the ELKS directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the ELKS to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker- dealers affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.100 per ELKS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.100 per ELKS on sales to certain other dealers. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.100 per ELKS for each ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD

Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

ELKS®  |  15

There is no advertisement, invitation or document relating to the ELKS, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ELKS which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ELKS may be circulated or distributed, nor may the ELKS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased ELKS, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the ELKS under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

Additional Considerations

In the event you are entitled to receive shares of the Underlying Equity at maturity of the ELKS, the amount you receive will be subject to adjustment for a number of events that modify the Underlying Equity issuer’s capital or corporate structures. You should refer to the section “Description of the ELKS—Dilution Adjustments” in the ELKS product supplement for more information. However, the amount you will receive at maturity, if applicable, will not be adjusted for all events that may adversely affect the price of the Underlying Equity, and these other events may have the effect of reducing the amount you will receive at maturity if you receive shares of the Underlying Equity (or the cash value of those shares at your election).

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and warrants. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2009 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.